EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Record Earnings for the Year Ended December 31, 2007

                           2007 GROWTH RATES
                            (in thousands)

                                                   Increase
                                                   Over Year
                          Year Ended  Year Ended     Ended
                           December    December    December    Growth
                           31, 2007    31, 2006    31, 2006     Rate
                          ----------  ----------  ----------  --------

 Assets                   $  843,138  $  715,205  $  127,933    17.9%
 Loans                       786,987     669,541     117,446    17.5%
 Deposits                    572,296     487,175      85,121    17.5%
 Net Income                   11,167      10,092       1,075    10.7%

NORFOLK, Va., Feb. 4, 2008 (PRIME NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported record earnings of $11.2 million for the year ended December 31, 2007, an increase of $1.1 million or 10.7% over the comparable period in 2006. For the quarter ended December 31, 2007, the Company earned $2.7 million compared to $2.8 million reported in the fourth quarter of 2006. On a per share basis, diluted earnings were $1.60 for the year ended December 31, 2007 compared to $1.70 for the same period in 2006. For the quarter ended December 31, 2007, diluted earnings per share was $0.39 as compared to $0.42 for the fourth quarter in 2006. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006. Earnings per share comparisons were affected by a greater number of shares outstanding in the 2007 periods as a result of the 1.2 million shares of common stock issued in October 2006 from the completion of a $27.5 million private placement of the Company's common stock.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Throughout my forty-seven year banking career, I have never been more proud and excited to be part of such a dynamic and growing company as Bank of the Commonwealth. 2007 was an exceptional year for us, both in earnings and asset growth. We achieved these results while investing in the future with the addition of six new branch facilities in 2007. Over the past several years, we have assembled a strong management team, lending team, branch personnel and support staff. In addition, we increased our capital base; maintained consistently strong core financial performance and sound asset quality, which collectively, has provided the foundation upon which to grow. We are investing in the future as we constantly seek opportunities to grow and expand our network into great markets. During the year, we continued the expansion of our footprint by opening six full service financial centers. In February 2007, we moved to our permanent branch in the Ocean View section of Norfolk, Virginia, at 1901 E. Ocean View Avenue, as well as our second branch in Portsmouth, Virginia at 1020 London Boulevard. In March 2007, we opened our first branch in North Carolina on Caratoke Highway in Powells Point. In May 2007, we opened our third branch in Chesapeake, Virginia at 2600 Taylor Road, across from Chesapeake Square Mall. In July 2007, we opened our second branch in North Carolina in the St. Waves Plaza Shopping Center in Waves, North Carolina and our fourth branch in Chesapeake, Virginia at 1304 Greenbrier Parkway. In November 2007, we opened our fifth office in Virginia Beach at 5460 Wesleyan Drive. To report a 10.7% increase in earnings, while incurring increased costs as a result of the investments we are making through our expansion into key markets, is a testament to the strength of our foundation. We have concentrated our efforts on building a franchise and infrastructure that can deliver long-term profitability. As we grow, we continuously look to expand our traditional nonbanking services and to search for new avenues of revenue. 2008 is going to be an interesting year with the current interest rate environment and the slowing real estate market, however, we believe we are well positioned to continue to execute on a strategy we believe will enhance the long-term growth of the company and value for our shareholders."

The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.44% for the year ended December 31, 2007 compared to 1.57% for the comparable period in 2006. Return on average equity (ROE) was 10.33% for the year ended December 31, 2007 as compared to 13.72% for the year ended December 31, 2006. For the quarter ended December 31, 2007, ROA was 1.31% and ROE was 9.62%. Year to date average assets increased $130.7 million or 20.3% from December 31, 2006 to December 31, 2007. Year to date average equity increased $34.5 million or 47.0% as of December 31, 2007 compared to the same period in 2006, as a result of the additional capital raised in October 2006. In addition, the Company's efficiency ratio was only slightly affected by the new branch additions mentioned above. For the twelve months and three months ended December 31, 2007, our efficiency ratio was 51.96% and 53.77% compared to 48.16% and 47.24%, respectively, during the same period in 2006.

The record earnings were driven by the $117.5 million or 17.5% increase in the Bank's loan portfolio from December 31, 2006 to December 31, 2007. Total loans at December 31, 2007 reached a record $787.0 million. Our strong loan demand generated record increases in interest income. Interest and dividend income increased $9.2 million or 17.3% to $62.1 million for the year ended December 31, 2007. For the quarter ended December 31, 2007, interest and dividend income increased 10.6% to $16.1 million up from the $14.6 million reported in the fourth quarter of 2006.

Interest expense of $28.2 million for the year ended December 31, 2007 represented a $5.4 million increase from the comparable period in 2006. For the fourth quarter of 2007, interest expense was $7.5 million, an increase of $1.2 million over the fourth quarter of 2006. The increase was primarily attributable to the substantial increase in the Company's average interest bearing liabilities as a result of the $85.1 million increase in total deposits as of December 31, 2007 as compared to 2006, along with the 20 basis point increase in overall rates paid on our interest bearing liabilities as a result of the interest rate environment and competition for deposits in our local market due to the large number of credit unions.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) was a healthy 4.57% for the year ended December 31, 2007 as compared to 4.86% during the same period in 2006, well above our peer group average. For the quarter ended December 31, 2007, the net interest margin was 4.36% compared to 4.87% for the fourth quarter in 2006. The slight compression of our margins can be attributed to the Federal Reserve lowering the Federal Funds rate 100 basis points in the last four months of 2007, along with the continued pressure on deposit pricing and the pricing of some deposit products which lag the decrease in the prime rate, which has an immediate affect on variable loans.

Commonwealth Bankshares exceeded its goal for asset growth. Total assets at December 31, 2007 reached a new high of $843.1 million, up 17.9% or $127.9 million from $715.2 million at December 31, 2006.

Despite the rapid growth in the Company's loan portfolio, our asset quality remains sound. Net charge-offs for the year ended December 31, 2007 were $365.6 thousand, or 0.047% of year to date average loans. Non-performing assets were $5.7 million or 0.67% of total assets at December 31, 2007 compared to $2.2 million or 0.31% of total assets at December 31, 2006. Non-performing assets at December 31, 2007 consisted of thirty-three (33) loans which totaled $5.0 million and two (2) OREO properties totaling $717.0 thousand. $4.4 million or 76.5% of the total consists of sixteen (16) loans which are secured by real estate and management does not anticipate any material losses associated with these credits. The remaining $616.0 thousand in non-performing loans represents seventeen (17) loans, with the majority making monthly payments and in most cases are secured with workout arrangements currently in place.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has seventeen bank branches strategically located throughout the Hampton Roads and Northeastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage and investment related services through its subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Capitol Securities Management, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

            Commonwealth Bankshares, Inc. and Subsidiaries
              Selected Financial Information (Unaudited)

 (in thousands, except per share data)

                          Three Months Ended      Twelve Months Ended
                        ----------------------  ----------------------
                         December    December    December    December
                         31, 2007    31, 2006    31, 2007    31, 2006
                        ----------  ----------  ----------  ----------
 Operating Results:
 ------------------
   Interest and
    dividend income     $   16,149  $   14,606  $   62,083  $   52,916
   Interest expense          7,510       6,358      28,184      22,797
                        ----------  ----------  ----------  ----------
   Net interest income       8,639       8,248      33,899      30,119
   Provision for
    loan losses                560         645       1,645       2,690
   Noninterest income        1,406       1,283       5,181       5,059
   Noninterest expense       5,407       4,509      20,329      16,967
                        ----------  ----------  ----------  ----------
   Income before
    provision for
    income taxes and
    noncontrolling
    interest                 4,078       4,377      17,106      15,521
   Provision for
    income taxes             1,367       1,606       5,927       5,405
                        ----------  ----------  ----------  ----------
   Income before
    noncontrolling
    interest                 2,711       2,771      11,179      10,116
   Noncontrolling
    interest in
    subsidiary                  (2)         (4)        (12)        (24)
                        ----------  ----------  ----------  ----------
   Net income           $    2,709  $    2,767  $   11,167  $   10,092
                        ==========  ==========  ==========  ==========

 Per Share Data**:
 -----------------
   Basic earnings       $     0.39  $     0.43  $     1.62  $     1.86
   Diluted earnings     $     0.39  $     0.42  $     1.60  $     1.70
   Book value           $    16.40  $    15.08  $    16.40  $    15.08
   Cash dividends       $     0.08  $     0.05  $     0.28  $   0.1991
   Basic weighted
    average shares
    outstanding          6,897,687   6,363,628   6,886,621   5,440,303
   Diluted weighted
    average shares
    outstanding          6,931,097   6,656,071   6,973,570   5,999,436
   Shares outstanding
    at period-end        6,915,587   6,844,975   6,915,587   6,844,975

 Period End Balances:
 --------------------
   Assets               $  843,138  $  715,205  $  843,138  $  715,205
   Loans*                  786,987     669,541     786,987     669,541
   Investment
    securities               7,375       7,676       7,375       7,676
   Deposits                572,296     487,175     572,296     487,175
   Shareholders'
    equity                 113,414     103,225     113,414     103,225

 Average Balances:
 -----------------
   Assets               $  822,151  $  696,887  $  773,756  $  643,042
   Loans*                  769,774     655,102     724,468     603,133
   Investment
    securities               7,247       7,907       7,298       8,525
   Deposits                558,106     499,378     528,548     451,561
   Shareholders'
    equity                 111,669      93,572     108,075      73,546

 Financial Ratios:
 -----------------
   Return on
    average assets           1.31%       1.58%       1.44%       1.57%
   Return on average
    shareholders'
    equity                   9.62%      11.73%      10.33%      13.72%
   Efficiency ratio
    (tax equivalent
    basis)                  53.77%      47.24%      51.96%      48.16%
   Shareholders'
    equity to total
    assets                  13.45%      14.43%      13.45%      14.43%
   Loan loss allowance
    to loans*                1.20%       1.22%       1.20%       1.22%
   Loan loss allowance
    to non-performing
    assets                 165.85%     365.68%     165.85%     365.68%
   Non-performing assets
    to total assets          0.67%       0.31%       0.67%       0.31%
   Net interest margin
    (tax equivalent
    basis)                   4.36%       4.87%       4.57%       4.86%
   Bank's Tier 1 capital
    to average assets       13.11%      13.71%      13.11%      13.71%
   Bank's Tier 1 capital
    to risk weighted
    assets                  13.66%      14.36%      13.66%      14.36%
   Bank's Total capital
    to risk weighted
    assets                  14.85%      15.58%      14.85%      15.58%

 * Net of unearned income.

 ** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on
    June 30, 2006 and the eleven-for-ten stock split distributed on
    December 29, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, Chairman of the Board,
           President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501